Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated March 9, 2026, relating to the financial statements of Climate Transition Special Opportunities SPAC I as of December 31, 2025, and for the period from July 11, 2025 (inception) through December 31, 2025 (which includes an explanatory paragraph about Climate Transition Special Opportunities SPAC I ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 9, 2026